UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 9, 2010

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into Material Definitive Agreement

See Item 5.02 below which is incorporated herein by reference.

Item 1.02	Termination of Material Definitive Agreement

See Item 5.02 below which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In October 1998, we entered into split dollar life insurance agreements, with a combined face value of $16 million, in connection with second to die insurance policies issued on the lives of our chief executive officer, Alan B. Miller, and his wife and owned by the Alan B. Miller 1998 Dual Life Insurance Trust (the “1998 Trust”). This agreement and the related collateral assignment were assumed by and assigned to us in October 1998. We entered into two additional split dollar life insurance agreements, with a combined face value of $30 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. These agreements and the related collateral assignments were assumed by and assigned to us in January, 2002. Pursuant to these agreements, we were required to make annual premium payments on the policies and we had an economic interest in the policies. We are entitled to receive a portion of the death proceeds equal to our share of the aggregate premium payments. Our interest in each policy was secured by a collateral assignment of the policy. Due to uncertainties regarding the legality of continued funding of these collateral assignment split-dollar arrangements resulting from the passage of the Sarbanes-Oxley Act of 2002, with the consent of Mr. Miller, we have not paid the annual premiums on these policies since 2002. Anthony Pantaleoni, a director of the Company, is Trustee of the 1998 Trusts and the 2002 Trusts.

From time to time, the Compensation Committee and the Board of Directors have considered various means by which to provide the benefits granted to Mr. Miller under these Agreements in a manner that is acceptable to the Company and Mr. Miller. Throughout 2010, with the help of its advisors, the Compensation Committee has evaluated, and kept the Board of Directors informed of, possible changes in these Agreements that comply with current applicable laws and regulations.

On December 9, 2010, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, the Company’s entering into supplemental life insurance plans and agreements with the 1998 Trust and the 2002 Trust (collectively, the “Trusts”) previously established by Mr. Miller and which currently own the policies. The supplemental life agreements are to take the place of the existing arrangements. The supplemental life agreements are intended to constitute a “non-equity endorsement split-dollar arrangement” as defined by Internal Revenue Code and Regulations. In order to effectuate the supplemental life agreements, the Trusts will transfer the life insurance policies to the Company in exchange for cancellation of the existing split-dollar agreement obligation to repay the Company’s premium advances. This transfer will terminate the existing split-dollar arrangements. As a result of these transfers, the Company will own the policies and will agree to endorse a portion of the death benefit to the Trusts. The Company (and the Trusts) will resume making premium payments on the policies. Premium payments will be shared by the Company and the Trusts, with the Trusts’ portion determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance (the same premium division contemplated in the original arrangement). Upon death of the insured(s), the Company will receive the greater of the cash value of the policy or the aggregate premiums paid by the Company and the Trusts. The Trusts will receive the remaining death benefit proceeds under the policies.

As a result of these Agreements, based on actuarial tables and other assumptions, during the life expectancies of the insureds the Company would pay approximately $25.3 million in premiums and the Trusts would pay approximately $8.2 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, the Company will be entitled to receive death benefit proceeds of no less than $33.5 million representing the $25.3 million of aggregate premiums paid by the Company as well as the $8.2 million of aggregate premiums paid by the Trusts.

Based on these projections, the total economic pre-tax cost to the Company (which includes the projected cost of capital net of the income resulting from the Trusts’ expected future receipt of the $8.2 million of premiums paid by the Trusts) would be $11.3 million over the life expectancies of the insureds. It is expected that during the fourth quarter of 2010, the Company will expend approximately $5.6 million in premium payments and will expend between $1.0 million and $ 1.4 million during each of the next twelve years and lesser amounts thereafter. All of the Company’s premium payments (as well as the Trusts’) are expected to be repaid to the Company utilizing the death benefit proceeds. The Company expects to record a pre-tax and after-tax expense of $9.2 million during the fourth quarter of 2010 representing the present value of the Company’s projected premium funding commitment over the terms of the policies.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of Supplemental Life Insurance Plan and Agreement Part A: Alan B. Miller 1998 Dual Life Insurance Trust (effective December 9, 2010, by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and Anthony Pantaleoni as Trustee).

10.2 Form of Supplemental Life Insurance Plan and Agreement Part B: Alan B. Miller 2002 Trust (effective December 9, 2010, by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and Anthony Pantaleoni as Trustee).

10.3 Universal Health Services, Inc. Termination, Assignment and Release Agreement (effective December 9, 2010, by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), Anthony Pantaleoni as Trustee of the Alan B. Miller 1998 Dual Life Insurance Trust, and Alan B. Miller, Executive).

10.4 Universal Health Services, Inc. Termination, Assignment and Release Agreement (effective December 9, 2010, by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), Anthony Pantaleoni as Trustee of the Alan B. Miller 2002 Trust, and Alan B. Miller, Executive).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: December 10, 2010

	By:	/S/ STEVE FILTON
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer